Exhibit 9.01(d)

BIOLIFE SOLUTIONS ANNOUNCES RECORD QUARTERLY REVENUE
 Distributor Sales More Than 50% of 2010 Total

Bothell, WA. April 6, 2011 – BioLife Solutions, Inc. (OTCBB: BLFS), a leading developer and manufacturer of clinical grade biopreservation media products for cells and tissues, today announced preliminary revenue of $611,000 for its first quarter ended March 31, 2011. This represents 6% sequential growth over the fourth quarter of 2010, and 19% growth from the first quarter of 2010.

Mike Rice, Chairman and CEO, commented on the Company’s revenue by stating, “We’re pleased with the progress we made last year and in the first quarter of 2011 in generating revenue growth to reduce our operating loss as we strive to reach profitability.  First quarter revenue was a mix of orders shipped to new accounts, including a new contract manufacturing customer, and strong orders from our numerous existing customers in the developing regenerative medicine market, where our proprietary biopreservation media products are used to extend stability and increase viability of biologics used in cell therapy and tissue-engineering applications.  We also realized strong growth in our indirect distribution channel, with year to date revenue already over 50% of our full year 2010 total.  Our partners continue to build awareness of the value of our best-in-class biopreservation media products, and their efforts are resulting in increasing orders from their end customers.”

MedMarket Diligence, LLC, estimates that the current worldwide market for regenerative medicine products and services is growing at 20% annually.  Rice commented, “We expect pre-formulated biopreservation media products such as our HypoThermosol® and CryoStor® to continue to displace ‘home-brew’ cocktails, creating demand for clinical grade preservation reagents that will grow at greater than the overall end market rate.  We estimate that in-house formulated ‘home-brew’ storage and freeze media comprise 80% of the market.”

The Company’s financial statements for the first quarter of 2011 will be included in the Company’s 10-Q quarterly report, which it expects to file with the U.S. Securities and Exchange Commission on or before May 16, 2011.

About BioLife Solutions, Inc.:
Founded in 1998, with the initial development of its intellectual property base in 1992, BioLife Solutions develops, manufactures, and markets patented hypothermic storage/transport and cryopreservation (freeze) media products for cells, tissues, and organs, and also performs contract media manufacturing and contract research and development. The Company's proprietary HypoThermosol and CryoStor platform of biopreservation media products are marketed to academic research institutions, hospitals, and commercial companies involved in cell therapy, tissue engineering, cord blood banking, drug discovery, and toxicology testing. BioLife's GMP products are serum-free and protein-free, fully defined, and pre-formulated to reduce preservation-induced, delayed-onset cell damage and death.  US FDA Master Files are available for cross-reference. BioLife's enabling technology provides research and clinical customers significantly extended storage stability and improved post-preservation viability and recovery of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com.

Safe Harbor Statement

This shareholder communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements about BioLife Solutions, Inc. (the “Company”) and its future operating results, strategies, and product development plans. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.  Actual results could differ materially from the results expressed or implied in these forward-looking statements.  Factors that may cause or contribute to such differences are more fully discussed, as are other factors, in Part I, Item1A. “Risk Factors” of the Company’s Form 10-K for the fiscal year ended December 31, 2010, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so except as may be legally necessary, even if the Company’s estimates should change.

Media Relations:	Investor Relations:
Len Hall	Matt Clawson
Allen & Caron Inc	Allen & Caron Inc
(949) 474-4300	(949) 474-4300
len@allencaron.com	matt@allencaron.com